PROSPECTUS ADDENDUM Dated May 31, 2022 Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-263376

PROSPECTUS ADDENDUM

(to Prospectus Supplements dated as of various

dates and Prospectus dated March 4, 2022)

UBS AG

Debt Securities and Warrants

When UBS AG initially offered your debt securities or warrants, UBS AG prepared either a preliminary prospectus supplement or a preliminary pricing supplement, each of which supplements and forms part of the offering document(s) relating to your debt securities or warrants (each, a “preliminary offering document”).

This prospectus addendum supplements the preliminary offering document(s) relating to your debt securities or warrants, each of which references a “base” prospectus dated March 4, 2022 and a “product” supplement dated February 24, 2021. UBS AG has filed a new registration statement on Form F-3 with the Securities and Exchange Commission, which became effective on May 27, 2022 (the “new registration statement”) and, in connection therewith, UBS AG has filed a new “base” prospectus and a new “product” supplement. As a result, you should read this prospectus addendum and the preliminary offering document(s), together with the new “base” prospectus included in the new registration statement and the new “product” supplement, which may be accessed via the following links:

New Base Prospectus:

http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm; and

New Product Supplement:

http://www.sec.gov/Archives/edgar/data/0001114446/000183988222011629/ub2000009745_424b2-05829.htm.

In addition, please disregard the table of contents for the prior base prospectus or product supplement that is provided in the preliminary offering document for your securities. A table of contents for the new base prospectus and new product supplement is provided in the new base prospectus and product supplement, respectively.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any affiliate of UBS AG may use this prospectus addendum, together with the preliminary offering document, the new base prospectus and the new product supplement, in connection with offers and sales of the securities in market-making transactions. Please see “Supplemental Plan of Distribution” or “Supplemental Plan of Distribution; Conflicts of Interest”, as applicable, in the applicable preliminary offering document for your securities and “Plan of Distribution” in the new base prospectus.

UBS Securities LLC	UBS Investment Bank
Prospectus Addendum dated May 31, 2022